Designated Filer:	Basswood Capital Management, L.L.C.
Issuer & Ticker Symbol:	Regional Management Corp. [RM]
Date of Event Requiring Statement:	May 24, 2019

Explanation of Responses:
1.
This Form 4 is filed on behalf of Matthew Lindenbaum, Bennett Lindenbaum, Basswood Capital Management, L.L.C. (“BCM”), Basswood Financial Fund, Inc. (“BFF, Inc.”), Basswood Opportunity Partners, LP (“BOP”), Basswood Enhanced Long Short Fund, L.P. (“BELS”), Basswood Financial Fund, LP (“BFF”), Basswood Financial Long Only Fund, LP (“BFLOF”), Basswood Opportunity Fund, Inc. (“BOF”) and Basswood Enhanced Long Short GP, LLC (“BELS GP”) (collectively, the “Reporting Persons”). BCM is the investment manager or adviser to BFF, Inc., BOP, BELS, BFF, BFLOF and BOF (collectively, the “Funds”) and certain separate managed accounts managed by BCM (the “Managed Accounts”) and may be deemed to have a pecuniary interest in the Common Stock directly held by the Funds and held in the Managed Accounts. Basswood Partners, L.L.C. is the general partner of BFF, BOP and BFLOF, and may be deemed to have a pecuniary interest in the Common Stock held directly by BFF, BOP and BFLOF. BELS GP is the general partner of BELS and may be deemed to have a pecuniary interest in the Common Stock held directly by BELS. Matthew Lindenbaum and Bennett Lindenbaum are the managing members of BCM and may be deemed to have a pecuniary interest in the Common Stock directly held by the Funds and held in the Managed Accounts, and also directly hold shares of Common Stock.  In accordance with Instruction 4(b)(iv), the entire amount of Common Stock held by the Funds or Managed Accounts are reported herein. Each Reporting Person disclaims beneficial ownership of all shares of Common Stock that are beneficially owned by the Funds or Managed Accounts, except to the extent of any direct or indirect pecuniary interest therein. BCM and Basswood Partners, L.L.C. also disclaim beneficial ownership of the shares held directly by Matthew Lindenbaum and Bennett Lindenbaum. Matthew Lindenbaum and Bennett Lindenbaum each disclaim beneficial ownership of the shares held directly by the other.

Jonathan D. Brown, a senior analyst at BCM, serves on the board of directors of the Issuer as a representative of the Reporting Persons.  As a result, each of the Reporting Persons is a “director-by-deputization” solely for purposes of Section 16 of the Exchange Act.  By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the Reporting Persons may be deemed to be a beneficial owner of the shares of Common Stock issued to Jonathan D. Brown. Each Reporting Person disclaims beneficial ownership of all shares of Common Stock that are beneficially owned by Jonathan D. Brown.
2.	Common stock held directly by BELS.
3.	Common Stock held directly by BFF, Inc.
4.	Common Stock held directly by BFLOF.
5.	Common Stock held directly by certain separate Managed Accounts managed by BCM.
6.	Common Stock held directly by BOP.
7.	Common Stock held directly by BOF.
8.	Common Stock held directly by BFF.
9.	Common Stock held by Jonathan D. Brown.
10.	Represents an internal cross-trade between certain of the Funds or Managed Accounts.
Remarks: